Exhibit 10.8.1
AMENDMENT TO EXECUTIVE EMPLOYEE AGREEMENT DATED
February 25, 2008
     This AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT dated November 1, 2007) (“Amendment”) is made as of July 1, 2008 (“Amendment Effective Date”) by and between Energy Recovery Inc., a Delaware corporation, with its principal offices at 1908 Doolittle Drive, San Leandro, CA 94577 (the “Company”) and Thomas Willardson , an individual (the “Executive”) (together, the “Parties”).
     Pursuant to Article 5.11 of the Executive Employment Agreement, the Parties hereby amend that Agreement as follows:
Article 1.2. The Parties amend and replace Article 1.2 to read as follows:
Term. The term of Executive’s employment is hereby extended through December 31, 2008. Thereafter, the Executive Employment Agreement, as amended, shall automatically terminate and Executive’s employment with the Company will become “at will.” “At will” employment means that either the Company or Executive may terminate Executive’s employment at any time with or without cause and with or without notice. Such at-will employment cannot be changed except by a writing signed by the Executive and a duly authorized executive or Board member of the Company.
Article 2.l(a). The Parties amend and replace Article 2.1(a) to read as follows:
     Base Salary. Effective as of January 1, 2008, Executive’s base salary will be $20,833.33 per month ($250,000 per annum), less any deductions required by law, which shall continue to be paid in accordance with the Company’s normal and customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be reviewed annually and may be reasonably adjusted in the sole discretion of the Company.
Article 2.1(b). The Parties amend and replace Article 2.1 (b) to read as follows:
Annual Bonus.
(i) The Executive shall be eligible to participate in the Company’s annual bonus program and shall be eligible to earn an annual bonus in an amount not to exceed one (1) times Executive’s base salary. If the Executive is eligible to earn an annual cash bonus, the exact amount of the Executive’s annual cash bonus, if any, shall be determined by the Company pursuant to the attainment of performance goals as set forth in the attached performance matrix prepared by the Company.
(ii) Notwithstanding Article 2.1(b)(i) to the contrary, the Executive’s receipt of any annual bonus attributable to Executive’s performance during the 2008 fiscal year is contingent upon the consummation of the Company’s initial public offering of its common stock (“IPO”) by June 16, 2008. However, in the event that the IPO is not consummated by June 16, 2008 through no fault of the Executive, as determined by the Board (with the recusal by the Executive from such Board determination, as necessary) in good faith, although the Executive shall not be eligible to receive any annual cash bonus in 2008, all of the Executive’s stock options granted under Executive’s 2006 Equity Compensation Grant pursuant to Article 2.1(c) of Executive’s Executive Employment Agreement shall immediately and fully vest effective as of December 31,2008.
Article 3.1(a)(iv). The Parties amend and replace Article 3.1(a)(iv) to read as follows:
Executive’s violation of the Company’s Code of Conduct, if any, and as amended from time to time, confidentiality obligations to the Company or misappropriation of Company assets; or
Article 3.2(e)(i)(D). The Parties amend and replace Article 3.2(e)(i)(D) to read as follows:
any material reduction, limitation or failure to pay or provide any of the compensation provided to the Executive under Article 2.1 of this Agreement or any other agreement or understanding between the Executive and the Company, or pursuant to the Company’s policies and past practices, as of the date immediately prior to the Change in Control; or
Article 3.2(e)(ii). The Parties add Article 3.2(e)(ii)(E) as follows:
“Change in Control,” as defined above, shall not in any instance be construed to include the Company’s IPO or any event occurring in connection with or as a result of the Company’s IPO.
All other terms contained in the Executive Employment Agreement shall continue in full force and effect.
WITNESS, the execution of this Amendment as of the date first above written.

“Executive”		“Company”

Energy Recovery Inc.

By:	/s/ Tom Willardson	By:

	Thomas Willardson	Title:	President and CEO

MEMORANDUM

TO:	Tom Willardson
FROM:	GG Pique
DATE:	October 10, 2007
SUBJECT:	Proposed ERI Financial Incentive Compensation Plan

Your financial compensation plan includes a base salary as well as a financial goal bonus. This bonus is a percentage of the base salary, and can increase or decrease applying a matrix that tracks financial goals as a function of actual EBITDA results.
a)	Amount of Financial Goals Bonus
The Financial goals bonus will be 30% of annual salary payable for achieving profitability targets. A partial bonus will be paid if we reach 80% of financial goal. Additional bonus is payable if targets are exceeded. No bonus will be paid for performance results less than 80% of target. The financial bonus award calculation will be based upon the following matrix:
Financial Bonus earned as a percentage of base salary
Based on achieving EBITDA target to be set by mutual agreement

% of EBITDA achieved	80%	90%	95%	100%	140%	160%	180%	200%	300%
Financial Goals Bonus payable	10%	20%	25%	30%	40%	50%	60%	80%	140%
b)	Bonus Payments
20% of target bonus at end of 1st Quarter, if at or above plan
20% of target bonus at end of 2nd Quarter, if at or above plan
20% of target bonus at end of 3rd Quarter, if at or above plan
40% of target bonus, plus / minus any adjustments at end of fiscal year.
Note 1: Financial Bonuses will be calculated using audited revenue and financial results. In the event of doubtful receivables a proportional portion of the bonus may be held in escrow
Note 2: Bonuses will be calculated on performance during a specific year, and should be accrued in the fiscal year they are earned, not paid.

/s/ G.G. Pique	10/[Illegible]/07	/s/ Tom Willardson	10/12/07

G.G. Pique	Date	Thomas D. Willardson	Date